Exhibit 99.1

Contacts:	Amy Glynn/Nick Laudico
Devra Shapiro	The Ruth Group
IPC The Hospitalist Company, Inc.	(646) 536-7023/7030
(818) 766-3502	aglynn@theruthgroup.com
nlaudico@theruthgroup.com

IPC The Hospitalist Company Reports Third Quarter 2011 Results

North Hollywood, CA—October 27, 2011—IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading national hospitalist physician group practice, today announced financial results for the third quarter ended September 30, 2011.

Third Quarter 2011 Highlights (comparisons are to third quarter 2010):

•	Net revenue increased 26% to $114.5 million, with same-market area net revenue growth of 17%

•	Patient encounters increased to 1.2 million, a 25% increase

•	Income from operations increased 11% to $10.5 million

•	Net income increased 7% to $6.5 million, or $0.38 per diluted share

Nine Months Ended September 30, 2011 Highlights (comparisons are to nine months ended September 30, 2010):

•	Net revenue increased 28% to $339.6 million, with same-market area net revenue growth of 20%

•	Patient encounters increased to an all-time high of 3,538,000, a 26% increase

•	Income from operations rose 21% to $33.5 million

•	Net income increased 20% to $20.7 million, or $1.23 per diluted share

Adam D. Singer, M.D., Chief Executive Officer of IPC The Hospitalist Company, stated, “We are very pleased to again report strong revenue growth, with an increase of 26% in the quarter. Growth came from both acquisitions and new hires as we continue to build out our platform to meet the growing demand for our services. Over the past 12 months, we had a net increase of 271 providers, 78 of which came on board in the third quarter, largely through organic hiring.

“The additional providers will help fuel our long-term growth. However, the large increase in providers in the third quarter resulted in lower productivity and higher costs during this ramp-up period. In addition, the continued use of temporary staffing at several of our larger practices negatively impacted the contribution margin. As a result, practice cost as a percentage of revenue increased by 150 basis points from the same quarter last year. We expect that increased productivity from our new providers and a reduction in the use of temporary staff should result in an increase in the practice margins during the fourth quarter.”

Dr. Singer added, “We continue to execute on our strategy of organic hiring and acquisition growth, as demonstrated by the significant number of providers we have added during 2011. We have completed 12 acquisitions year to date, including the five acquisitions we announced last week. Our acquisition pipeline continues to be strong, with a significant number of physician practices in both the acute and post-acute areas. In addition, we continue to evaluate opportunities to add to our practices through hospital contracting. We remain confident in our ability to continue to execute our multi-pronged growth plan for the remainder of 2011 and beyond.”

Third Quarter 2011

Patient encounters for the three months ended September 30, 2011 increased by 236,000 encounters, or 24.7%, to 1,193,000, compared to 957,000 for the same period in the prior year. Net revenue for the three months ended September 30, 2011 was $114.5 million, an increase of $23.6 million, or 26.0%, from $90.9 million for the three months ended September 30, 2010. Of this $23.6 million increase, 66% was attributable to same-market area growth, including acquisitions and new hires, and 34% was attributable to revenue generated from seven new markets. Of these new markets, three were entered through acquisitions in 2010, two were entered through acquisitions in 2011 and two were from new hospital contracts established in 2011. Same-market revenue increased 17.1%, same-market encounters increased 16.4% and patient revenue per encounter decreased 0.6%. The remaining increase in same-market revenue was attributable to an increase in hospital contract and other revenue.

Physician practice salaries, benefits and other expenses for the three months ended September 30, 2011 were $84.9 million, or 74.2% of net revenue, compared to $66.1 million, or 72.7% of net revenue, for the three months ended September 30, 2010. The increase in practice costs is largely related to the increase in the number of hospitalists added through hiring and acquisitions during the period and to continued investment in physician leadership initiatives. As a percentage of revenue, physician costs increased by 150 basis points quarter over quarter. The Company had a net increase of 78 new providers during the quarter either through hiring or acquisitions. This large increase in the number of physicians resulted in lower productivity and higher onboarding costs such as hiring bonuses and relocation expenses. In addition, several of the larger practices continued the use of temporary staffing such as locums and moonlighters, as was the case in the second quarter of 2011. Increased productivity from new providers as they gain experience and a reduction in the use of temporary staff should result in an increase in practice margins during the fourth quarter.

General and administrative expenses increased $3.5 million, or 23.8%, to $18.1 million, or 15.8% of net revenue, for the three months ended September 30, 2011, as compared to $14.6 million, or 16.1% of net revenue, for the three months ended September 30, 2010. The increase in expense is primarily the result of increased costs to support the continuing growth of operations, including new regional office costs and increases in corporate development and other expenses to support acquisitions. In addition, stock based compensation expense increased primarily as a result of the increase in IPC’s stock price at the date of various grants. Excluding stock based compensation, general and administrative expenses decreased by 50 basis points to 14.7% of revenue, compared to 15.2% of revenue for the same period of 2010.

Income from operations increased $1.1 million, or 11.0%, to $10.5 million, as compared to $9.4 million for the same period in the prior year. The operating margin was 9.2% for the three months ended September 30, 2011, as compared to 10.4% for the three months ended September 30, 2010. The decrease in the operating margin was largely the result of the increase in physician costs as a percentage of revenue, partially offset by the decrease in general and administrative expenses as a percentage of revenue.

The effective tax rate for the three months ended September 30, 2011 was 38.0%, compared to 35.7% for the three months ended September 30, 2010. The prior year effective tax rate for the three-month period was lower due primarily to a one-time reduction in tax liability for uncertain tax positions resulting from the lapse of statute of limitations.

Net income increased to $6.5 million for the three months ended September 30, 2011, as compared to $6.1 million for the three months ended September 30, 2010, and the net income margin was 5.6%, as compared to 6.7% for the same period in the prior year. Diluted earnings per share for the quarter ended September 30, 2011 was $0.38, compared to diluted earnings per share of $0.37 in the same quarter of 2010, an increase of 2.7%.

Liquidity and Capital Resources

As of September 30, 2011, IPC had no debt outstanding, and approximately $106.9 million in liquidity, composed of $32.0 million in cash and cash equivalents, and an available line of credit of $74.9 million.

Net cash provided by operating activities for the nine months ended September 30, 2011 was $31.0 million, compared to $31.8 million for the same period of 2010. Although accounts receivables increased since December 31, 2010, the days sales outstanding (DSO), which is used to measure the effectiveness of collections, decreased to 49 DSO as of September 30, 2011, compared to 51 DSO as of December 31, 2010.

Net cash used in investing activities was $21.5 million for the nine months ended September 30, 2011, compared to $15.6 million for the same period in 2010. Cash of $19.4 million was used in 2011 for physician practice acquisitions and earn-out payments on prior acquisitions compared to $13.8 million in the same period of the prior year.

2011 Guidance

The Company is updating its 2011 guidance from the numbers announced in July to reflect the results of the first three quarters of the year. For the full year 2011, the Company is increasing the revenue range to $463 million to $465 million from the previous range of $452 million to $460 million. For earnings per diluted share, the Company is guiding to the bottom end of the previous range of $1.78 to $1.86. Earnings per share is based on assumptions of (i) weighted average shares outstanding of 16.8 million for the year, (ii) a 38.0% effective tax rate, (iii) $4.7 million in stock based compensation expense, and (iv) $3.3 million in depreciation and amortization expense. Not included in the assumptions are new market acquisitions completed after today’s date.

Conference Call Information

IPC The Hospitalist Company will host an investor conference call to review the quarterly results at 5:00 p.m. ET (2:00 p.m. PT) today. To participate in the conference call, please dial 877-225-7695 (USA) or 720-545-0027 (International). In addition, a dial-up replay of the conference call will be available beginning October 27, 2011 at 8:00 p.m. ET (5:00 p.m. PT) and ending on November 10, 2011 at 11:59 p.m. The replay telephone number is 855-859-2056 (USA) or 404-537-3406 (International); please use the conference ID 19530389 to access the replay. A live webcast of the call will also be available from the Investor Relations section on the corporate web site at http://www.hospitalist.com. A webcast replay can be accessed on the corporate web site beginning October 27, 2011 at approximately 8:00 p.m. ET (5:00 p.m. PT) and will remain available until November 10, 2011 at 11:59 p.m.

About IPC The Hospitalist Company

IPC The Hospitalist Company, Inc. (NASDAQ:IPCM) is a leading physician group practice company focused on the delivery of hospitalist medicine and related facility-based services. IPC’s physicians and affiliated providers practice exclusively in hospitals or other inpatient facilities, including acute, sub-acute and long-term care settings. The Company offers its providers the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of patient care in the facilities it serves. For more information, visit the IPC website at http://www.hospitalist.com.

Safe Harbor Statement

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release may include, but are not limited to, those statements set forth under the section titled “Guidance” regarding projected operating results, revenues, earnings, and IPC’s growth opportunities and strategy. Forward-looking statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions. Any forward-looking statements are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are and will be beyond IPC’s control. Important risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements are described in IPC’s most recent Annual Report on Form 10-K, including the section titled “Risk Factors” and actual results could differ materially from those anticipated in forward-looking statements.

In particular the following risks and uncertainties may have such an impact:

•	failure to comply with complex and intensive government regulation of our industry;

•	the adequacy of IPC’s insurance coverage and insurance reserves;

•	IPC’s ability to recruit and retain qualified physicians;

•	IPC’s ability to successfully complete and integrate new acquisitions;

•	the effect of changes in rates or methods of third-party reimbursement; and

•	the high level of competition in IPC’s industry.

IPC undertakes no obligation following the date of this press release to update or revise any such statements or projections whether as a result of new information, future events, or otherwise.

IPC The Hospitalist Company, Inc.

Consolidated Balance Sheets

(dollars in thousands, except for share data)

	September 30, 2011	December 31, 2010
	(Unaudited)	(Adjusted)
Assets
Current assets:
Cash and cash equivalents	$32,035	$18,935
Accounts receivable, net	62,897	54,161
Insurance receivable for malpractice claims—current portion	8,044	6,491
Prepaid expenses and other current assets	4,678	9,672

Total current assets	107,654	89,259
Property and equipment, net	4,510	4,100
Goodwill	164,400	149,289
Other intangible assets, net	1,726	2,282
Deferred tax assets, net	2,323	2,323
Insurance receivable for malpractice claims—less current portion	14,531	11,725

Total assets	$295,144	$258,978

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$3,713	$3,708
Accrued compensation	24,251	19,472
Payables for practice acquisitions	24,250	27,715
Medical malpractice and self-insurance reserves, current portion	8,627	6,940
Deferred tax liabilities	784	784

Total current liabilities	61,625	58,619
Medical malpractice and self-insurance reserves, less current portion	31,320	25,871
Other long-term liabilities	23	23

Total liabilities	92,968	84,513
Stockholders’ equity:
Preferred stock, $0.001 par value, 15,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 16,443,255 and 16,287,377 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	16	16
Additional paid-in capital	137,663	130,661
Retained earnings	64,497	43,788

Total stockholders’ equity	202,176	174,465

Total liabilities and stockholders’ equity	$295,144	$258,978

IPC The Hospitalist Company, Inc.

Consolidated Statements of Income

(dollars in thousands, except for per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net revenue	$114,485	$90,897	$339,604	$266,240
Operating expenses:
Cost of services—physician practice salaries, benefits and other	84,920	66,051	248,801	192,763
General and administrative	18,081	14,609	54,275	43,497
Net change in fair value of contingent consideration	178	115	658	207
Depreciation and amortization	824	678	2,374	1,983

Total operating expenses	104,003	81,453	306,108	238,450

Income from operations	10,482	9,444	33,496	27,790
Investment income	3	8	12	15
Interest expense	(62)	(22)	(106)	(66)

Income before income taxes	10,423	9,430	33,402	27,739
Income tax provision	3,961	3,364	12,693	10,504

Net income	$6,462	$6,066	$20,709	$17,235

Net income per share:
Basic	$0.39	$0.37	$1.27	$1.06

Diluted	$0.38	$0.37	$1.23	$1.04

Weighted average shares:
Basic	16,419,071	16,256,757	16,370,878	16,239,672

Diluted	16,842,247	16,541,032	16,804,304	16,570,868

IPC The Hospitalist Company, Inc.

Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Nine Months Ended September 30,
	2011	2010
Operating activities
Net income	$20,709	$17,235
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,374	1,983
Stock-based compensation expense	3,473	2,310
Tax liability reduction for uncertain tax positions	—	(219)
Net change in fair value of contingent consideration	658	207
Changes in assets and liabilities:
Accounts receivable	(8,736)	(190)
Prepaid expenses and other current assets	4,994	5,472
Accounts payable and accrued liabilities	5	(1)
Accrued compensation	4,779	4,375
Medical malpractice and self-insurance reserves, net	2,777	1,406
Accrued professional liability settlement	—	(750)

Net cash provided by operating activities	31,033	31,828

Investing activities
Acquisitions of physician practices	(19,387)	(13,788)
Purchase of property and equipment	(2,075)	(1,827)

Net cash used in investing activities	(21,462)	(15,615)

Financing activities
Net proceeds from issuance of common stock	2,352	1,133
Excess tax benefits from stock-based compensation	1,177	345

Net cash provided by financing activities	3,529	1,478

Net increase in cash and cash equivalents	13,100	17,691
Cash and cash equivalents, beginning of period	18,935	31,473

Cash and cash equivalents, end of period	$32,035	$49,164

IPC The Hospitalist Company, Inc.

Operating Data

(unaudited)

Patient Encounter Data:

The following is a summary of our patient encounters for the seven consecutive quarters ended September 30, 2011:

	Quarter Ended
	Mar 31 2010	Jun 30 2010	Sep 30 2010	Dec 31 2010	Mar 31 2011	Jun 30 2011	Sep 30 2011
Patient encounters	927,000	920,000	957,000	1,006,000	1,186,000	1,159,000	1,193,000

Employee Data:

The following is a summary of our affiliated hospitalists employed or contracted at the end of seven consecutive quarters ended September 30, 2011:

	Quarter Ended
	Mar 31 2010	Jun 30 2010	Sep 30 2010	Dec 31 2010	Mar 31 2011	Jun 30 2011	Sep 30 2011
Employed physicians	704	706	742	855	862	858	920
Nurse practitioners and physician assistants	107	117	119	177	187	196	212

Total	811	823	861	1,032	1,049	1,054	1,132